Exhibit 6

                                        July 18, 1995

          J.E. Robert Companies
          11 Canal Center Plaza
          Suite 200
          Alexandria, VA 22314
          Attention: Mr. Murry Gunty

                         Re:  Wells Fargo/J.E. Robert Companies/MIP

          Ladies and Gentlemen:

                    Reference is made to that certain Commitment
          Letter executed by and among Wells Fargo Bank, JER Partners, L.L.C., a Delaware limited liability company ("JER L.L.C.") and J.E. Robert Companies, dated as of June 19, 1995 relating to a proposed loan in a principal amount estimated at $24,000,000 (the "Commitment Letter"). Wells Fargo Bank hereby acknowledges and confirms receipt of a fully executed copy of the Commitment Letter prior to expiration thereof pursuant to the penultimate paragraph of the Commitment Letter.

                    The Commitment Letter is hereby modified in the following respects:

                    1. The paragraph captioned "Borrower" in the Commitment Letter is hereby deleted, and the following is substituted in lieu therefor as if set forth in full therein:

               BORROWER: MIP Properties, Inc., a Maryland corporation ("MIP" or "Borrower"), as the surviving corporation by merger with a wholly owned subsidiary of JER Partners L.L.C., a Delaware limited liability company ("JER LLC") wholly owned by J.E. Robert Companies ("JER"); such merger shall have been approved by a majority in interest (or a supermajority, if required under applicable law or the charter documents or bylaws of MIP) of the current shareholders of MIP. Upon the consummation of such transactions, Borrower will own the assets described on Exhibit A hereto (the "Assets").

                    2.   All references to July 25, 1995 in
          subparagraph (xi)(C) of the section captioned "Closing
          Conditions" in the Commitment Letter shall hereafter be, and are hereby deemed to be, references to August 10, 1995.

                    3.   Subparagraph (xi)(D) of the section
          captioned "Closing Conditions" in the Commitment Letter is hereby deleted, and the following is substituted in lieu therefor as if set forth in full therein:

               (D) On or prior to October 15, 1995, MIP shall have held a meeting of its shareholders and received approval from the holders of shares in an amount not less than the number required to approve the merger under MIP's certificate of incorporation, bylaws and applicable law, and Borrower, JER and MIP shall have received all approvals and/or clearances as may be required or reasonably desirable under the Hart-Scott-Rodino Antitrust Improvements Act, or shall have demonstrated to WFB's reasonable satisfaction that no such approvals and/or clearances are required with respect to the transactions contemplated by the merger.

                    4.   Subparagraphs (viii) and (ix) of the
          section captioned "Covenants" in the Commitment Letter are hereby deleted.

                    5. Subparagraph (iv) of the section captioned "Cash Distribution" in the Commitment Letter is hereby deleted. Subparagraph (v) of the section captioned "Cash Distribution" in the Commitment Letter is hereby renumbered as subparagraph (iv), and the word "fifth" therein is hereby deleted, and the word "fourth" is substituted therefor as if set forth in full therein. In the penultimate paragraph of the section captioned "Cash Distribution" in the Commitment Letter, all references to subparagraph (iv) shall hereafter be, and are hereby deemed to be, references to subparagraph (iii) of the section captioned "Cash Distribution."

                    Except as revised hereby, the Commitment Letter remains in full force and effect. This amendment shall be effective only if executed fully by JER L.L.C., and J.E. Robert Companies, and returned to Wells Fargo Bank on or prior to July 19, 1995 at 5:00 p.m. Los Angeles time.

                    The Commitment Letter, as amended hereby, shall inure solely to the benefit of JER L.L.C., and shall not inure to the benefit of, or be enforceable by, MIP
          Properties, Inc.

                                        Very truly yours,

                                        WELLS FARGO BANK

                                        By: /s/Nicholas V. Colonna

                                        Its: Vice President

          AGREED TO AND ACCEPTED:


          JER Partners, L.L.C.

          By: J.E. Robert Company, Inc.

          By: /s/Jonathan S. Kern

          Its: Senior Vice President

          J.E. ROBERT COMPANIES

          By: /s/Jonathan S. Kern

          Its: Senior Vice President